Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 21, 2017 with respect to the financial statements of POINTER DO BRASIL COMERCIAL LTDA.; such report has been included in the Annual Report of Pointer Telocation Ltd. on Form 20-F for the year ended December 31, 2016, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement on Form S-8 of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ Baker Tilly Brasil Norte SS Auditores Independentes – EPP

Baker Tilly Brasil Norte SS Auditores Independentes – EPP

Barueri (SP), Brazil, May 4, 2017.